first amendment
to the
amended and restated employment agreement

MARCH 15, 2009

WHEREAS, TESCO CORPORATION, a corporation organized under the laws of the province of Alberta, Canada (the "Company") and JULIO M. QUINTANA ("Executive") entered into the Amended and Restated Employment Agreement effective on December 31, 2008 (the "Agreement"); and

WHEREAS, notwithstanding the approval by the compensation committee and the board of directors of the Company of an increase in Executive's Base Annual Salary commencing January 1, 2009 to $480,000, the parties recognize that Executive has voluntarily refrained from drawing that increased Base Annual Salary to date; and

WHEREAS, Executive and the Company have now agreed that commencing March 15, 2009, Executive's Base Annual Salary to be actually paid for the remainder of 2009 shall be equal to the amount of Executive's Base Annual Salary for the same portion of 2008, reduced by 10% ("Reduction"); and

WHEREAS, the Company and Executive agree that such Reduction alone shall not constitute a Good Reason under the Agreement; and

WHEREAS, the Company and Executive desire to amend the definition of Base Annual Salary for the calculation of certain benefits provided under the Agreement for the calendar year 2009;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. The following shall be added at the end of the Section 5(b):

"For the purposes of calculating the STIP for the calendar year 2009, Base Annual Salary shall mean the amount approved by the compensation committee of the Board of Directors and the Board of Directors in November 2008 which is $480,000, without regard as to the actual amount of Base Annual Salary paid to Executive for the calendar year 2009."

2. New subsection 7(j) shall be added as follows:

"(j) Certain Definitions for Calendar year 2009. For the purposes of calculating amounts payable under Sections 7(c), (d) and (e) during the calendar year 2009, Base Annual Salary shall mean the amount approved by the compensation committee of the Board of Directors and the Board of Directors in November 2008 which is $480,000 without regard as to the actual amount of Base Annual Salary paid to Executive for the calendar year 2009."

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of March 15, 2009.

EXECUTIVE:

/s/ Julio M. Quintana

Julio M. Quintana

EMPLOYER:

Tesco Corporation

By: /s/ Norman W. Robertson

Norman W. Robertson

Chairman of the Board of Directors

of the Company